UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DIAMANTE MINERALS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	27-3816969
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Diamante Minerals, Inc.
6503 N. Military Trail, Unit 4601
Boca Raton, Florida 33496
 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: File No. 333-184830 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: common stock, $0.001 par value

Item 1.  Description of Registrant's Securities to be Registered.

The following description of the authorized capital stock of Diamante Minerals, Inc. (the "Company") does not purport to be complete and is subject to and qualified in its entirety by its Articles of Incorporation and Certificate of Amendment, which are included as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 8, 2012 (file no. 333-184830) and by the applicable provisions of the Nevada Revised Statutes.

Common Stock

The Company is authorized to issue 300,000,000 shares of common stock, par value $0.001, of which 49,333,332 shares are issued and outstanding as of June 15, 2014.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of shareholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our company.

Preferred Stock

We are no authorized shares of preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation and Certificate of Amendment(1)
3.2 3.3	Bylaws(1) Certificate of Amendment (2)

(1)	Incorporated herein by reference to Exhibits 3.1 and 3.2 of the Company's Registration Statement on Form S-1, file number 333-184830, filed with the SEC on November 8, 2012.
(2)	Incorporated herein by reference to Exhibit 3.3 of the Company's Current Report on Form 8-K filed with the SEC on June 16, 2014.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DIAMANTE MINERALS, INC.
Date: June 26, 2014	By: /s/Robert T. Faber Name: Robert T. Faber Title: President,